Exhibit 99.1

InterDigital Announces Second Quarter Financial Results; Continued Growth in Recurring Royalties, Solid Cash Position Highlight Quarter

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 9, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced revenues of $29.4 million and net income of $0.9 million, or $0.01 per share (diluted), for its second quarter ended June 30, 2004. InterDigital's cash and short-term investment position of $123.3 million at June 30, 2004 increased $17.4 million over year-end 2003. The Company's cash position was further strengthened early in the third quarter following the receipt of payments totaling $33.0 million from SANYO Electric Co., Ltd (SANYO) and Sharp Corporation of Japan (Sharp) associated with previously announced updated patent license agreements.
    Howard Goldberg, President and Chief Executive Officer, stated, "I am pleased with our performance for both the second quarter and the first half of 2004. The quality of our revenue and business continue to improve, as reflected by growth in both our recurring royalties and licensee base. The expansion of our licensing agreement with SANYO, covering 2G and 3G standards, was an important accomplishment in the quarter. We are continuing to make the investments required to broaden our 3G technology offerings and have made solid progress in the development of our advanced antenna product solutions, which have attractive commercial potential in both the WLAN and cellular markets. Given our strong cash position, we have the flexibility we need to both invest in building our technology solutions portfolio and create a direct, near-term benefit to our shareholders through the previously announced share repurchase program."

    Second Quarter Summary

    Revenues in second quarter 2004 of $29.4 million increased $3.6 million, or 14%, over second quarter 2003 revenues of $25.8 million. Recurring patent license royalty revenue in second quarter 2004 of $29.1 million increased $3.5 million, or 14%, when compared to second quarter 2003. The increase in recurring patent license royalties relates to both growth in royalties from the majority of our licensee base (as of second quarter 2003) and royalties from licensees added since last year's second quarter.
    Excluding the impact of a non-recurring charge of $0.6 million related to repositioning activities, the Company's net income would have been $1.4 million, or $0.02 per share (diluted), for second quarter 2004, compared to net income of $3.1 million, or $0.05 per share (diluted) in second quarter 2003. Operating expenses of $26.6 million (excluding the repositioning charge) increased 27% over second quarter 2003 and 7% over first quarter 2004. The increase in operating expenses over second quarter 2003 was driven, in large part, by additional personnel costs related to both a new long-term incentive compensation program implemented in first half 2004 and annual wage inflation, as well as higher costs associated with patent licensing arbitration and litigation and public entity matters. The sequential increase over first quarter 2004 resulted from higher patent licensing costs related to arbitration and litigation matters and commissions expense. Tax expense decreased in second quarter 2004 mainly due to a lower level of royalty revenue subject to non-U.S. withholding tax.

    Six Months Summary

    For first half 2004, revenues were $62.4 million, a decrease of 1% versus revenues of $63.1 million in first half 2003. Recurring patent license royalties for first half 2004 of $61.5 million increased $18.9 million, or 44%, when compared to first half 2003. First half 2003 revenue consisted of $42.6 million of recurring patent license royalties and $20.5 of non-recurring revenue primarily associated with Sony Ericsson's pre-2003 handset sales. Of the $18.9 million increase, approximately $17 million was driven by growth in royalties from NEC Corporation of Japan, Sony Ericsson and Sharp.
    Net income for first half 2004 was $6.7 million, or $0.11 per share (diluted). Excluding the first half 2004 repositioning charge, net income would have been $7.2 million, or $0.12 per share (diluted). Net income for first half 2003 was $29.8 million, or $0.49 per share (diluted). Results for first half 2003 included the benefit of $30.8 million (pre-tax) of non-recurring items related to Sony Ericsson's pre-2003 handset sales and the settlement of litigation with Ericsson. Excluding these items, the Company would have reported a net loss in first half 2003 of approximately $0.4 million, or $0.01 per share (diluted).

    2004 Outlook

    Rich Fagan, Chief Financial Officer commented, "Assuming a continued positive balance of royalty contributions from our existing licensees, we expect recurring patent licensing royalties from such licensees to be in the range of $27 million to $30 million per quarter over the remainder of 2004. We are also optimistic that we can conclude additional patent license agreements during 2004, which should be accretive. We continue to manage our ongoing operating expenses generally in line with our expectations and continue to make planned substantial investment in new technologies to strongly position InterDigital for the future. Also, we expect that the costs associated with the Nokia and Samsung arbitrations will continue to escalate in second half 2004 due to increased activity levels as we approach the evidentiary hearings scheduled for early 2005. Given these factors, we now expect that third quarter operating expenses will increase 6% - 9% over second quarter 2004 levels (excluding repositioning charges), with fourth quarter levels equal to or slightly higher than those in the third quarter.
    "In addition, although we do not expect to have any U.S. cash tax obligations other than alternative minimum tax until our U.S. net operating loss (NOL) carryforwards are fully utilized or have expired, our provision for income taxes may vary significantly from period-to-period. The expected variability is due to the character of our NOL carryforwards (the majority of which result from deductions related to the exercise of employee stock options) and recent changes in U.S./Japan source withholding tax treaties that became effective July 1, 2004. Throughout the remainder of 2004, we will continue to evaluate the need for a full valuation allowance against our deferred tax assets. In the event that we determine the valuation allowance is no longer needed, we will record the estimated realizable value of the deferred tax asset and begin providing for income taxes at a rate more consistent with our overall combined federal and state effective rates. Our provision will also include the amortization of prior source withholding tax payments," added Mr. Fagan.
    Mr. Fagan further noted, "To date, we have repurchased approximately 500,000 shares at an average cost of just over $18 per share against the one million share Board authorization and expect free cash flow to be positive for the full year 2004."

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. In addition, InterDigital is developing proprietary technology solutions with future product potential to address emerging telecommunications issues. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements regarding, among other things, our current beliefs, plans, and expectations as to: (i) our business and our ability to expand our licensee base and recurring royalty revenue base; (ii) our positions in the matters involving Nokia, Samsung, and Lucent; (iii) future performance of our licensees; (iv) our technology and product development efforts; (v) our share repurchase program; and, (vi) our revenues, operating expenses, cash flow, and tax provision. Words such as "expect", "anticipate", "future", "optimistic", "intend" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in forward-looking statements due to a variety of factors in addition to those specifically identified above including, but not limited to: (i) any disputes, and the length and resolution of any disputes, as to the applicability of the terms of the Ericsson and Sony Ericsson licensing agreements to the royalty obligations of Nokia and Samsung under their licensing agreements; (ii) the negotiation and dispute resolution processes permitted under Nokia's and Samsung's license agreements and the results therefrom; (iii) our ability to enter into additional license agreements; (iv) a failure by any licensee to realize our and market projections for sales of covered products; (v) unanticipated development costs and technical, financial or other difficulties or delays related to the development of our technologies and products, and market acceptance of our technologies and products; (vi) changes in the market share and the performance of our licensees in selling their products, and our ability to adequately prosecute, enforce and protect our patents and other intellectual property rights; (vii) the market price of our stock, our cash requirements, and other market and economic factors, relating to the share repurchase program; and (viii) other factors listed in the Company's most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
             --------------------------------------------
                    For the Periods Ended June 30
             (Dollars in thousands except per share data)
                             (unaudited)

                           For the Three Months   For the Six Months
                              Ended June 30,        Ended June 30,
                           -------------------------------------------
                              2004       2003       2004       2003
                           -------------------------------------------

REVENUES                    $ 29,379   $ 25,777   $ 62,395   $ 63,101
                           ---------- ---------- ---------- ----------

OPERATING EXPENSES:

  Sales and marketing          1,396        933      3,010      2,143
  General and
   administrative              5,430      4,621     10,820      8,738
  Patents administration
   and licensing               6,930      3,936     11,930      7,075
  Development                 12,828     11,413     25,742     22,801
  Repositioning                  604          -        604          -
                           ---------- ---------- ---------- ----------
                              27,188     20,903     52,106     40,757
                           ---------- ---------- ---------- ----------

  Income from operations       2,191      4,874     10,289     22,344

OTHER INCOME                       -          -          -     10,580
NET INTEREST & OTHER
 INVESTMENT INCOME               262        474        690        893
                           ---------- ---------- ---------- ----------

  Income before income
   taxes                       2,453      5,348     10,979     33,817

INCOME TAX PROVISION          (1,565)    (2,190)    (4,257)    (3,932)
                           ---------- ---------- ---------- ----------

  Net income                     888      3,158      6,722     29,885

PREFERRED STOCK DIVIDENDS        (32)       (33)       (66)       (67)
                           ---------- ---------- ---------- ----------

NET INCOME APPLICABLE TO
 COMMON SHAREHOLDERS           $ 856    $ 3,125    $ 6,656   $ 29,818
                           ========== ========== ========== ==========

NET INCOME PER COMMON SHARE
 - BASIC                       $0.02      $0.06      $0.12      $0.54
                           ========== ========== ========== ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - BASIC                      55,596     55,895     55,371     55,253
                           ========== ========== ========== ==========

NET INCOME PER COMMON SHARE
 - DILUTED                     $0.01      $0.05      $0.11      $0.49
                           ========== ========== ========== ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
 - DILUTED                    59,112     61,293     59,419     60,239
                           ========== ========== ========== ==========


                          SUMMARY CASH FLOW
                          -----------------
                    For the Periods Ended June 30
                        (Dollars in thousands)
                             (unaudited)

                           For the Three Months   For the Six Months
                               Ended June 30,        Ended June 30,
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           --------------------- ---------------------

Net income before pref.
 stock dividends                $888     $3,158     $6,722    $29,885
Depreciation & amortization    3,968      2,650      7,089      5,643
Increase in deferred
 revenue                      27,000     22,252     49,784     54,488
Deferred revenue recognized  (17,904)   (17,408)   (30,613)   (28,372)
(Increase) decrease in
 operating working capital,
 deferred charges and other  (14,561)    17,438    (17,498)   (32,276)
Capital spending & patent
 additions                    (3,918)    (3,120)    (7,014)    (4,769)
                           ---------- ---------- ---------- ----------
   CASH FLOW BEFORE
    FINANCING ACTIVITIES      (4,527)    24,970      8,470     24,599

Debt decrease & preferred
 dividends                       (87)       (88)      (137)      (135)
Net stock issued               2,553      8,455      9,045     15,889
                           ---------- ---------- ---------- ----------
   NET INCREASE IN CASH AND
    SHORT-TERM INVESTMENTS  $ (2,061)  $ 33,337   $ 17,378   $ 40,353
                           ========== ========== ========== ==========


                       CONDENSED BALANCE SHEET
                       -----------------------
                        (Dollars in thousands)
                             (unaudited)

                                               June 30,   December 31,
                                                 2004         2003
                                             ------------ ------------
Assets
------
Cash & short-term investments                   $123,305     $105,927
Accounts receivable                               55,890       37,839
Other current assets                               6,876        8,628
Property & equipment (net)                        10,841       12,137
Patents (net) & other non-current assets          47,582       40,634
                                             ------------ ------------
TOTAL ASSETS                                    $244,494     $205,165
                                             ============ ============

Liabilities and Shareholders' Equity
------------------------------------
Current portion of long-term debt                   $179         $193
Accounts payable & accrued liabilities            18,111       16,236
Foreign & domestic taxes payable                     854        1,259
Deferred revenue                                 105,766       86,595
Long-term debt & long-term liabilities             3,311        3,397
                                             ------------ ------------
TOTAL LIABILITIES                                128,221      107,680

SHAREHOLDERS' EQUITY                             116,273       97,485
                                             ------------ ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $244,494     $205,165
                                             ============ ============

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
              or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com